Exhibit 10.25

Morphogenesis, Inc.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into effective as of July 1, 2021 (the “Effective Date”) by and between MORPHOGENESIS INC., a Florida corporation (the “Company”) and WYALDKATZ, LLC, a Florida limited liability company (“Consultant”) (each being a “Party” hereto and together constituting the “Parties”). Dr. Patricia Lawman and Dr. Michael Lawman (each, a “Principal”) join this Agreement for the purpose of agreeing to the provisions of this Agreement expressly applicable to them individually, and for no other purpose.

WHEREAS, the Principals were employed by Company as its Chief Executive Officer (Dr. Patricia Lawman) and President (Dr. Michael Lawman), in each case pursuant to an Employment Agreement between the Company and the applicable Principal, effective January 1, 2019 (each, an “Employment Agreement”);

WHEREAS, on the Effective Date, Company and the Principals have mutually agreed to terminate the employment of the Principals; and

WHEREAS, from and after the Effective Date, the Company desires to engage Consultant as a consultant to the Company under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. ENGAGEMENT AS A CONSULTANT.

A. Engagement. Company hereby engages Consultant as an independent contractor to the Company, and Consultant hereby accepts such engagement with Company as an independent contractor, upon the terms and conditions set forth in this Agreement.

B. Effective Date and Term. Company’s engagement of Consultant under this Agreement shall commence effective as of the Effective Date and continue until the Date of Termination (defined in Section 3(B)) (hereinafter such period of time from the commencement until termination of Consultant’s engagement with the Company shall be referred to as the “Consulting Term”).

C. Duties of Consultant. During the Consulting Term, Consultant shall provide consulting services related to the business of the Company as are described on Exhibit A attached hereto (the “Services”), as reasonably requested by the Board of Directors or Chief Executive Officer of the Company. The Company is under no obligation to request any Services from Consultant. Consultant is under no obligation to perform any duties or responsibilities for the Company other than the Services.

D. Consultant’s Personnel. Consultant agrees that the Services shall be performed by a Principal, in each case for so long as he or she is employed by Consultant, and Consultant may not assign any other person to perform any of the Services without the prior written consent of the Chief Executive Officer of the Company; provided, that nothing in this Section 1(D) prevents Consultant from using the Company’s administrative support staff to assist it in performing the Services.

E. Time Commitment. The Services shall be performed at mutually agreed times, with due consideration given for Consultant’s other reasonable commitments and the availability of its Principals (including their planned vacations).

F. Place of Performance. Consultant shall perform the Services at such locations as are selected by Consultant (which may be remotely), with the understanding that Consultant’s presence may be required at Company headquarters or other Company worksites, or Consultant may be required to travel for business, in each case, in accordance with the performance of the Services, as reasonably requested by the Board of Directors or Chief Executive Officer of the Company with reasonable advance notice to Consultant.

2. COMPENSATION AND BENEFITS.

In consideration of Consultant being available to perform the Services, as well as Consultant’s covenants set forth in this Agreement, Company shall pay to Consultant (or, if applicable, a Principal) the following compensation, which shall be the entire and exclusive compensation for all of Consultant’s Services:

A. Retainer Fee. During the Consulting Term, the Company shall pay to Consultant an annualized consulting fee of $533,000 (the “Annual Fee”). For calendar years in which Consultant is engaged for less than the full year, the Annual Fee shall be prorated and accrue on a per diem basis for only those days on which Consultant was engaged during such calendar year. The Annual Fee will be paid by the Company in equal monthly installments. Consultant shall be entitled to the Annual Fee for a period even if the Company does not request that it perform any Services during that period. Notwithstanding the foregoing, (1) if Dr. Patricia Lawman ceases to be employed by Consultant and is no longer available to perform Services, then effective on the date thereof the Annual Fee shall be reduced by $293,000, and (2) if Dr. Michael Lawman ceases to be employed by Consultant and is no longer available to perform Services, then effective on the date thereof the Annual Fee shall be reduced by $240,000.

B. Payments for Health Insurance Costs. During the Consulting Term, the Company shall pay or provide the following:

(1) If a Principal timely elects continued coverage under COBRA with respect to his or her participation in the Company’s group health plan, then for so long as such Principal is receiving COBRA benefits, Company will reimburse such Principal for the full monthly COBRA cost of continued health coverage under the health plans of Company paid by such Principal for such Principal, and, if applicable, such Principal’s spouse and dependents. These reimbursements will be paid on a monthly basis, provided that such Principal demonstrates proof of payment of the applicable premiums.

(2) If the Consulting Term extends beyond the period in which a Principal receives COBRA benefits, then, for the remainder of the Consulting Term, the Company shall pay an additional monthly cash payment to Consultant equal to (1) the amount of the monthly COBRA premium reimbursement that such Principal was receiving at the time COBRA benefits ceased (measured at the highest monthly reimbursement amount during the final six (6) months of COBRA benefits), plus (2) an additional amount to fully “gross-up” Consultant for the taxes incurred on such payment, so that the net, after-tax amount of the monthly payment received equals the amount payable under clause (1). For purposes of computing the gross-up, Consultant shall be deemed to pay taxes at the highest marginal tax rate applicable to individual residents of the State of Florida.

(3) The terms of this Section 2(B) will be applied separately as to each Principal. With respect to each Principal, such reimbursements and/or payments shall not continue beyond the first to occur of (x) the date on which such Principal is eligible for substantially similar coverage under a group health plan offered by a subsequent employer other than Consultant, or (z) the date that such Principal ceases to be employed by Consultant and is no longer available to perform Services.

C. Equity Compensation.

(1) During the Consulting Term, Consultant shall be eligible to receive options to purchase shares of the Company’s common stock pursuant to and in accordance with the terms and conditions of the Company’s stock incentive plan. Consultant shall be granted stock options in the same amount and on the same terms as executive officers of the Company are granted stock options during the Consulting Term.

(2) With respect to any outstanding Company stock options held by a Principal on the Effective Date, (1) such stock options shall not be terminated by reason of Principal’s employment termination and shall continue to vest on the terms specified in the applicable stock option agreements during the Consulting Term (as if, for this purpose, Principal remained an employee of the Company for the Consulting Term), and (2) Principal’s ability to exercise such stock options upon the end of the Consulting Term shall be determined as if his or her employment ended at the end of the Consulting Term.

D. Reimbursement of Expenses. During the Consulting Term, Company shall reimburse Consultant for all reasonable and necessary business expenses that Consultant (or a Principal) incurs while performing the Services in accordance with Company’s general policies of expense reimbursement in effect from time to time.

3. TERM & TERMINATION.

A. Term. This Agreement shall remain in effect through (and including) December 31, 2024 (“Scheduled Termination Date”), unless earlier terminated in accordance with this Section 3. For clarity, the failure by the Company to request any Services from Consultant shall not terminate this Agreement.

B. Notice of Termination and Date of Termination. Either Party desiring to terminate this Agreement prior to the Scheduled Termination Date under a provision of this Section 3 must give written notice to the other of the intent to terminate this Agreement and Consultant’s engagement hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of engagement (“Date of Termination”), which shall incorporate any period of notice required by this Section 3. Upon any termination of this Agreement (whether on the Scheduled Termination Date or prior to the Scheduled Termination Date under this Section 3), Company, Consultant and the Principals shall be released from any further obligations under this Agreement, except that (i) Consultant (or Principals or their estate, as the case may be) shall be entitled to receive any Annual Fee that has accrued but not been paid as of the effective date of such termination, and reimbursement of expenses or other payments described in Section 2(B) or Section 2(D) that have been incurred but not reimbursed as of the effective date of such termination (collectively, the “Accrued Payments”), (ii) if applicable, Consultant (or Principals or their estate, as the case may be) shall be entitled to receive the post-termination payments contemplated by Section 3(F)(1), (iii) the other provisions of this Agreement that by their terms or implication extend beyond the Consulting Term will survive the expiration or termination of the Consulting Term and remain in full force and effect, and (iv) the expiration or termination of the Consulting Term will not relieve the Parties or the Principals of any liability or obligation that accrued prior thereto.

C. Principals’ Death or Total Disability. Consultant’s engagement under this Agreement shall terminate upon the death of both Principals. Additionally, if, during the Consulting Term, both Principals suffer a Total Disability (as defined in Section 3(F)(2)(iii)), then Company may terminate Consultant’s engagement under this Agreement by giving Consultant a Notice of Termination specifying the Date of Termination. The death or Total Disability of any one Principal shall not terminate this Agreement, but the compensation payable hereunder shall be adjusted as provided in Section 2. Upon any termination due to death or Total Disability of both Principals, Company shall pay all Accrued Payments, but no further compensation shall be owed under this Agreement to Consultant or a Principal.

D. By Company with Cause. Company may terminate with Cause (as defined in Section 3(F)(2)(i)) Consultant’s engagement hereunder at any time. In order to terminate Consultant’s engagement hereunder with Cause, Company must give Notice of Termination to Consultant specifying the events or circumstances constituting Cause and the Date of Termination, which may be the same date as the date of the Notice of Termination. Upon termination with Cause, Company shall pay all Accrued Payments, but no further compensation shall be owed under this Agreement to Consultant or a Principal.

E. By Consultant without Good Reason or by Mutual Agreement. Consultant may terminate Consultant’s engagement without Good Reason (as defined in Section 3(F)(2)(iv)) at any time by giving Company Notice of Termination at least 30 days prior to the Date of Termination designated by Consultant. In addition, this Agreement may be terminated at any time by written mutual agreement of the Parties with or without notice. Upon termination by Consultant without Good Reason or termination by mutual agreement of the Parties, Company shall pay all Accrued Payments, but no further compensation shall be owed under this Agreement to Consultant or a Principal.

F. Without Cause by Company or For Good Reason by Consultant. Company may terminate Consultant’s engagement at any time without Cause (as defined in Section 3(F)(2)(ii)) by giving Consultant a Notice of Termination at least one day prior to the Date of Termination, and Consultant may terminate Consultant’s engagement for Good Reason by giving Company a Notice of Termination in accordance with Section 3(F)(2)(iv) below. Upon termination without Cause by Company or for Good Reason by Consultant, (i) Company shall pay all Accrued Payments, and (ii) Company shall pay or provide the compensation set forth below in Section 3(F)(1). Except for such payments, no further compensation shall be owed under this Agreement to Consultant or a Principal.

(1) In the event that Company terminates Consultant’s engagement without Cause or Consultant terminates Consultant’s engagement for Good Reason, then the following shall apply:

(a) Company shall continue to pay the Annual Fee under Section 2(A) and the reimbursements/payments under Section 2(B) for the full period from the Date of Termination through the Scheduled Termination Date, which amounts shall be paid in monthly installments over such period in the same manner as if the Consulting Term had not been terminated; and

(b) The vesting of each outstanding equity award granted to Consultant or a Principal (including any such awards contemplated under Section 2(C)(2)) will accelerate so that such awards will be fully vested as of the Date of Termination. If any equity awards vest based on the attainment of performance goals, the performance goals will be deemed to have met as of the Date of Termination, unless such greater amount of vesting is provided for in the applicable award agreements. This Section 3(F)(1)(b) shall also apply upon an expiration of the Consulting Term on the Scheduled Termination Date.

(2) For purposes of this Agreement:

(i) Consultant’s engagement will be deemed to have been terminated by Company “with Cause” if the termination arises from a determination by the Board of Directors that (a) Consultant or a Principal is convicted of (or pleads guilty or nolo contendere to) a crime constituting a misdemeanor involving dishonesty or moral turpitude or any crime constituting a felony; (b) Consultant neglects, refuses or fails to perform the Services (other than a failure resulting from a Principal’s incapacity due to physical or mental illness); (c) Consultant or a Principal commits a material act of dishonesty or otherwise engages in or is guilty of gross negligence or willful misconduct in the performance of the Services; or (d) Consultant or a Principal materially breaches the provisions of Sections 6 — 8 of this Agreement or Company’s applicable written code of business conduct and compliance policies; provided, however, Consultant or the Principal, as applicable, shall have 15 days following Company’s provision of the Notice of Termination specifying a condition under clause (b), (c) or (d) constituting with Cause to cure such condition (to the extent the condition is curable as reasonably determined by the Board of Directors), before which time a termination with Cause cannot be effective unless such condition remains uncured as reasonably determined by the Board of Directors.

Notwithstanding the foregoing, if “Cause” relates to the action or inaction of one of the Principals, this Agreement may not be terminated by reason thereof if Consultant promptly terminates the employment of such Principal with Consultant after it receives the Notice of Termination, and thereby causes no further Services to be assigned to that Principal. In that event, the Notice of Termination for Cause shall not become effective, and this Agreement shall continue; provided, the compensation payable hereunder shall be adjusted as provided in Section 2.

(ii) Consultant’s engagement shall be deemed to have been terminated by Company “without Cause” if such termination is not “with Cause,” and such termination is not the result of both Principals’ death or Total Disability under Section 3(C).

(iii) For purposes of Section 3(C), a Principal shall be deemed to have suffered a “Total Disability” if such Principal becomes physically or mentally disabled so that Principal is unable to perform the essential functions of his or her job with Consultant, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of 180 consecutive days.

(iv) Consultant shall be deemed to have terminated Consultant’s engagement for “Good Reason” if Consultant terminates Consultant’s engagement on account of any action or inaction by Company that constitutes a material breach by Company of this Agreement, including (1) requiring services from Consultant that are materially inconsistent with Exhibit A, (2) the failure of Company to pay any amounts due under Section 2, or (3) the failure of Company to obtain from its successors the express assumption and agreement required under Section 15(A).

Consultant must provide Notice of Termination for Good Reason to Company within 60 days after the event constituting Good Reason. Company shall then have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Consultant’s Notice of Termination. If Company does not correct the act or failure to act, then, in order for the termination to be considered a Good Reason termination, Consultant must terminate Consultant’s engagement for Good Reason by giving a second Notice of Termination with a Date of Termination designated by Consultant, which date is at least 30 days after the date on which the second Notice of Termination is given but not more than 90 days after the end of the 30-day cure period.

G. Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Consultant, Consultant, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Consultant’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees or independent contractors of Company as may be reasonably designated by Company following the Notice of Termination. Notwithstanding anything to the contrary, for each day (or portion thereof) that Consultant (or a Principal) performs services under this Section 3(G) after the Consulting Term, Consultant shall be paid the daily rate of the Annual Fee and reimbursed for Consultant’s (or a Principal’s) reasonable out-of-pocket expenses.

H. Surrender of Records and Property. Upon termination of the Consulting Term, Consultant shall promptly turn-over or deliver to Company at Company’s expense all property of the Company in Consultant’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of the Company; and all computers, cellular phones and other property of the Company. If any of the foregoing property of the Company is electronically stored on a computer or other storage medium owned by Consultant or a friend, family member or agent of Consultant, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Consultant that the information has been deleted from such person’s computer or other storage medium.

4. SECTION 280G OF THE CODE.

A. Mitigation of Parachute Payment Excise Tax. In the event that the payments provided for in this Agreement or otherwise payable to Consultant or a Principal (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and (ii) but for this Section 4 of the Agreement, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Consultant’s or Principal’s payments will be either:

(1) delivered in full, or

(2) delivered as to such lesser extent which would result in no portion of such payment being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Consultant (or Principal, as applicable) on an after-tax basis, of the greatest amount of payment, notwithstanding that all or some portion of such payments may be taxable under Section 4999 of the Code. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to Consultant (or a Principal) under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Consultant or a Principal.

B. Method of Determination. One or more determinations (each a “Tax Determination”) as to whether any of the Parachute Payments will be subject to the Excise Tax shall be made by a public accounting firm selected by the Company (the “Accountant”) (with all costs related thereto paid by Company). For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax: (i) all of the Parachute Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that in the written advice of the Accountant, certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises Company that such excess parachute payments are not subject to the Excise Tax.

5. INTELLECTUAL PROPERTY.

A. Intellectual Property. During the Consulting Term, Consultant and the Principals will be expected to perform Services which may lead to the creation of intellectual property including technologies, procedures, discoveries, methodologies, developments, designs, improvements, inventions, formulae, techniques, strategies, compilations of information, form and content of data, drawings, models, equipment, results of research proposals, reports, data such as those relating to but not limited to chemical, biological, pharmaceutical, experimental and clinical trials or procedures, customer lists, business and/or financial information, works of authorship, mask works, know-how whether or not patentable or registerable under patent, copyright, or similar statutes, generated, conceived, made, or reduced to practice in whole or in part by Consultant or a Principal, either alone or jointly with others. Intellectual Property includes without limitation all (i) issued United States and foreign patents, utility models, and the like, and applications pending before any relevant authority worldwide, including any additions, continuations, continuations-in-part, divisions, reissues, renewals, or extensions based thereon; (ii) copyrights and other rights in works of authorship; (iii) trade secrets; and (iv) any other intellectual property rights in existence at the date of this Agreement (collectively, hereinafter “Intellectual Property”).

B. Assignment. Consultant and each Principal hereby irrevocably assigns and transfers to Company all right, title and interest in and to Intellectual Property worldwide, and agrees that Company shall be the sole owner of all Intellectual Property generated, conceived, developed, made, or reduced to practice, in whole or in part, by Consultant or such Principal either alone or jointly with others, whether during working hours or at any other time during the Consulting Term, whether at the request or upon the suggestion of Company, that results from the Services assigned to Consultant by Company or results from the use of Company premises or property (including but not limited to equipment, software, firmware, supplies or facilities owned, leased, licensed or contracted by Company), or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company, or which relate to, or are generated, conceived, developed, made, reduced to practice, in whole or in part during the course of, performance of the Services, or which are developed or made from, or by reason of knowledge gained from, performance of the Services.

C. Work for Hire. Consultant and each Principal acknowledges and agrees that all works of authorship Consultant or such Principal creates, whether alone or jointly with others, during the Consulting Term shall be deemed a “work-for-hire” as defined by the United States Copyright Act and is owned by Company. If for any reason the work would not be considered a work made for hire under applicable law, Consultant or such Principal hereby sells, assigns, and transfers to Company, as well as to its successors and assigns, the entire right, title and interest in and to the copyright in the Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the work throughout the world.

D. Continuing Obligations. Consultant and each Principal agrees to disclose promptly all technologies, procedures, discoveries, methodologies, developments, designs, improvements, inventions, formulae, techniques, strategies, compilations of information, form and content of data, drawings, models, equipment, results of research proposals, reports, data such as those relating to but not limited to chemical, biological, pharmaceutical, experimental and clinical trials or procedures, customer lists, business and/or financial information, works of authorship, mask works, know-how conceived„ developed, made, or reduced to practice, in whole or in part, by Consultant or such Principal (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Intellectual Property to others except as required by law or as is reasonably necessary or appropriate in connection with the performance of the Services, without the express written consent of Company. Consultant and each Principal further agrees to maintain accurate and complete records, to create other written documentation as is necessary and appropriate to document the creation of any Intellectual Property.

Consultant and each Principal promptly shall execute and deliver to the Company any instruments deemed necessary by it to effect disclosure and assignment of all Intellectual Property to which Company is entitled to as provided herein to the Company including, without limitation, assignment agreements satisfactory to the Company. Upon request of the Company, during and after the Consulting Term, Consultant and each Principal shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Intellectual Property. It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Intellectual Property, except at its own discretion and to such extent as Company shall deem desirable.

Notwithstanding anything to the contrary, for each day (or portion thereof) that Consultant (or a Principal) performs services under this Section 5(D) after the Consulting Term, Consultant shall be paid the daily rate of the Annual Fee and reimbursed for Consultant’s (or a Principal’s) reasonable out-of-pocket expenses.

6. CONFIDENTIAL INFORMATION.

A. Confidential Information. The term “Confidential Information” means all information related to the business of the Company, or its parent company(ies), subsidiaries, affiliates, and/or other related entities, including but not limited to Morphogenesis Inc. and its direct or indirect affiliates and subsidiaries and any entities that it directly or indirectly controls, whether existing as of the Effective Date or at any time in the past or future (collectively, as the term is used herein, the “Company Group”), which information exists or existed, or is or was developed, at any time while Consultant or a Principal is or was an employee, consultant, independent contractor, officer and/or director of the Company Group (including prior to, during and after the Consulting Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, work product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by the Company Group, which could prove beneficial in enabling a competitor to compete with the Company Group; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Florida Uniform Trade Secrets Act, Sections 688.001-688.009 Florida Statutes, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Consultant or Principal of this Section 6), approved for release by Company, or lawfully obtained from a third party who is not known by Consultant or Principal (after Consultant’s or Principal’s reasonable inquiry) to be bound by a confidentiality agreement with Company is not Confidential Information.

B. Acknowledgements. Consultant and each Principal acknowledges and agrees that: (1) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (2) Consultant’s and Principal’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (3) all Confidential Information is the property of the Company Group, and (4) Consultant and Principal shall acquire no right, title or interest in, to or under any such Confidential Information.

C. Nondisclosure. Consultant and each Principal promises that Consultant or such Principal will never (before, during or after the Consulting Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance of the Services (or, in the case of the Principals, their duties as directors); or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance of the Services (or, in the case of the Principals, their duties as directors). Consultant and each Principal promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information. In the event Consultant or a Principal receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Consultant or such Principal promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Consultant or such Principal is legally compelled to disclose; and (e) exercise Consultant’s or Principal’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Consultant’s or a Principal’s (or his/her attorney’s) right, without prior authorization from or notification to the Company Group: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, neither Consultant nor a Principal shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Consultant or a Principal files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant or a Principal may disclose the trade secret to its, his or her attorney and use the trade secret information in the court proceeding, if Consultant: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7. NONCOMPETITION.

A. Restricted Period. As used in this Agreement, the term “Restricted Period” means throughout the Consulting Term.

B. Prohibition on Competition. Consultant and each Principal hereby covenants and agrees that, until the expiration of the Restricted Period, except for any activity identified on Exhibit B, Consultant and such Principal will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in the United States of America that are materially similar to or competitive with the Company’s pharmaceutical development and Commercialization (as defined below) activities in the field of (i) cancer vaccines and/or (ii) such other products which the Company is actively and demonstrably developing and/or Commercializing during the Consulting Term. If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of the Company’s business, then Consultant and each Principal agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable. For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region.

C. Exceptions. Consultant’s or a Principal’s ownership of less than 5% of the stock of a company that is competitive with the activities of the Company as described in Section 7(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 7(B). Also, Consultant and a Principal shall not be considered to have violated Section 7(B) with respect to the purchasing entity if there is a sale of Company and Consultant or such Principal becomes an employee, officer, director or shareholder of the purchasing entity.

8. NONSOLICITATION.

A. Of Employees. Until the expiration of the Restricted Period, Consultant and each Principal shall not, directly or indirectly, either on Consultant’s or such Principal’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with the Company’s employment of, or offer employment to, any employee of the Company; (b) employ or otherwise interfere with the Company’s engagement with, or offer employment to, any consultant of Company; or (c) induce or attempt to induce any such employee or consultant to breach their employment agreement or relationship or consulting agreement or relationship with the Company; provided, however, that Consultant and a Principal shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Consultant or such Principal, applies for employment at a Principal’s subsequent employer in response to a general advertisement soliciting employment.

B. Of Clients. Until the expiration of the Restricted Period, Consultant and each Principal shall not, directly or indirectly, either on Consultant’s or such Principal’s own account or for any other person or entity (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during the Consulting Term, had a business relationship with the Company, (a) for whom Consultant or Principal performed services or with whom Consultant or Principal had contact during the Consulting Term (or, in the case of a Principal, during their previous employment by Company), and (b) with whom Consultant or Principal did not have a business relationship prior to the Consulting Term (or, in the case of a Principal, prior to his or her previous employment with the Company); (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity.

9. REASONABLENESS OF RESTRICTIONS; REMEDIES. Consultant and each Principal has carefully read and considered the restrictive covenants set forth in Sections 6 - 8 hereof, and understands Consultant’s and such Principal’s obligations thereunder. Consultant and each Principal has had full opportunity to review this Agreement with an attorney of his, her or its choosing, and Company has hereby advised him, her or it to do so, specifically Sections 6 - 8, before executing the Agreement. Consultant and each Principal agrees that, as a result of this Agreement, the length of the Restricted Period and each restriction set forth in Sections 6 - 8 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, (3) fair and reasonable in that Company’s agreement to engage Consultant, and a portion of the compensation to be paid to Consultant hereunder, are in consideration for such covenants and Consultant’s and Principals’ continued compliance therewith, and constitute adequate and sufficient consideration for such covenants, and (4) not overly broad or unduly burdensome to Consultant or such Principal, either in geographic or temporal scope. Consultant and each Principal acknowledges that Consultant’s and such Principal’s compliance with Consultant’s and such Principal’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Consultant and each Principal agrees that Consultant’s or such Principal’s breach of Consultant’s or such Principal’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate. Consequently, Consultant and each Principal agrees that in the event that Consultant or such Principal breaches or threatens to breach any of the obligations and/or restrictive covenants contained herein, Company shall be entitled to: (a) seek injunctive relief to prevent or halt Consultant or such Principal from breaching this Agreement; and (b) money damages as determined by a court of competent jurisdiction. Consultant and each Principal hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Consultant or such Principal agrees that the lowest amount permitted shall be adequate. Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein. The Parties agree that all remedies shall be cumulative. Each party is responsible for its own costs and expenses, including attorneys’ fees.

10. NO PRIOR RESTRICTIONS. Consultant and each Principal hereby represents and warrants to Company that the execution, delivery, and performance of the Services do not violate any provision of any agreement or restrictive covenant which Consultant or such Principal has with any former employer or any other entity. Consultant and each Principal further agrees to honor and inform Company of any and all post-employment obligations Consultant or such Principal has to any former employer or any other entity with which Consultant or such Principal has or had a business relationship.

11. NOTICES. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s CEO, and in the case of Consultant, addressed to Consultant’s principal office marked attention to the Principals, and in each case to such other mail address, email address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party. Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. mail.

12. LIKENESS. During the Consulting Term, each Principal hereby grants to Company a license to use, without further compensation or approval from Principal, Principal’s name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards and does not disparage or denigrate Principal. Provided, however, if written notice is provided to Company by Principal following the end of the Consulting Term requesting that Company cease using Principal’s likeness, Company has 30 days to cease using Principal’s likeness in the manner set forth in the notice.

13. SECTION 409A. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and shall be interpreted and applied consistently with such intent. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Consultant or a Principal, directly or indirectly, designate the calendar year of a payment. All taxable reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

14. INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Consultant and each Principal harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time this provision is implicated against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Consultant’s or a Principal’s performance of the Services. Each Principal will be entitled to be covered, both during and, while potential liability exists, by and pursuant to the terms of any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which such Principal may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors. These obligations shall survive the termination of Principal’s service as a director. Notwithstanding anything else in this provision, to be indemnified, Consultant’s or a Principal’s actions must not be intentionally wrongful acts, intentionally unlawful acts and/or acts of gross negligence.

15. GENERAL PROVISIONS.

A. Successors and Assigns. Consultant’s duties and obligations are personal in nature and Consultant may not assign or delegate any duties under this Agreement (other than to a Principal) without Company’s prior written approval. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Consultant and each Principal acknowledges that in such event the obligations of Consultant and such Principal hereunder will continue to apply in favor of the successor. As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Florida, without regard to its conflict of law provisions. The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Florida. The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Florida and consent to the exclusive jurisdiction of the courts of the State of Florida and the United States District Court for the Middle District of Florida, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts. Notwithstanding the foregoing, should Consultant or a Principal refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

C. Severability, Reform. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

D. Entire Agreement. This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between the Company, Consultant and Principals, regarding the subject matter hereof.

E. Modification and Waiver. This Agreement may not be amended except by a written instrument signed by each Party which specifically refers to the particular provision or provisions being amended; provided, that any amendment to this provision that affects the rights or obligations of the Principals in their individual capacity shall also require the written consent of the Principals. No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party (or, in the case of a Principal, the applicable Principal) against whom the waiver is being asserted. No waiver by any person of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement. Neither email correspondence, text messages, nor any other electronic communications constitutes a written instrument for purposes of this Section 16(E) of the Agreement.

F. Independent Contractor Status. Company and Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Consultant (through the Principals) provide Services hereunder, and that in performing Services pursuant to this Agreement, Consultant shall act at all times as an independent contractor only and not as an employee, partner or joint venturer of or with the Company. During the Consulting Term, neither Consultant nor any Principal is eligible for any benefits offered to employees of the Company, even if he, she or it later claims or is deemed to have been an employee of the Company; provided, that nothing herein affects a Principal’s rights as a former employee of Company. Consultant acknowledges that it is solely responsible for the payment of all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the consulting fees, reimbursed business expenses, and any other payments made by the Company to Consultant under this Agreement.

G. Assistance in Litigation. Consultant and each Principal shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during the Consulting Term. Consultant’s and each Principal’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. Consultant and each Principal also shall cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired during the Consulting Term. Notwithstanding anything to the contrary, for each day (or portion thereof) that Consultant (or a Principal) performs services under this Section 15(G) after the Consulting Term, Consultant shall be paid the daily rate of the Annual Fee and reimbursed for Consultant’s (or a Principal’s) reasonable out-of-pocket expenses.

H. References. In the event of Consultant’s dissolution, or a Principal’s death or a judicial determination of a Principal’s incompetence, reference in this Agreement to Consultant shall be deemed, where appropriate, to refer to Consultant’s successors or assigns and references to a Principal shall be deemed, where appropriate, to refer to his or her beneficiary, estate or other legal representative. Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

I. Voluntary Agreement. Each Party to this Agreement and each Principal has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties, the Principals nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Consultant concerning the state or federal tax consequences to Consultant regarding the transactions contemplated by this Agreement.

J. Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

K. Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument. All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

16. EMPLOYMENT AGREEMENTS. Company and Principals acknowledge that, on the Effective Date effective simultaneously with the commencement of the Consulting Term, the employment of Principals by Company and the Employment Agreements have been mutually terminated pursuant to the provisions of Section 4(E) thereof. For the avoidance of doubt, the 12-month post-employment Restricted Period under the Employment Agreement commences as of the Effective Date. Nothing in this Agreement affects the rights of the Principals to any compensation or benefits owed to them in connection with their employment.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

OF

CONSULTING AGREEMENT

IN WITNESS WHEREOF, Company and Consultant have caused this Agreement to be duly executed and delivered by its duly authorized officer, and each Principal has duly executed and delivered this Agreement, to be effective as of the date first written on page 1 of this Agreement.

MORPHOGENESIS, INC. (“COMPANY”)		WYALDKATZ, LLC

By:	/s/ Kiran Patel	By:	/s/ Patricia Lawman
Name: Kiran Patel, M.D.		Name: Patricia Lawman

Dr. Patricia Lawman		Dr. Michael Lawman

By:	/s/ Patricia Lawman	By:	/s/ Michael Lawman

EXHIBIT A
SERVICES

The Services shall be executive-level consulting services consistent with the areas of responsibility that the applicable Principal had while employed as an officer of the Company, as follows:

●	Patent prosecution

●	Grant writing

●	Management of Company scientific consultants

●	Technical and scientific advisory

●	Other areas agreed to by Consultant

EXHIBIT B

OUTSIDE BUSINESS ACTIVITIES

Consultant may continue to serve as a director of and advisor to other companies, including without limitation nonprofit and/or charitable organizations, with the exception of any company in direct competition with Company.